Exhibit 10.3

MASTER FRAMEWORK AGREEMENT
This MASTER FRAMEWORK AGREEMENT (this “Framework Agreement”), is made and entered into as of September 6, 2018 (the “Effective Date”), by and among:
MUFG Bank, Ltd., a Japanese banking corporation (“MUFG”), as buyer (“Buyer”); and
Outfront Media LLC, a Delaware limited liability company (“Outfront Media”), as seller (the “Seller”).
Each of Buyer and the Seller may also be referred to herein individually as a “Party”, and collectively as the “Parties”.
RECITALS
WHEREAS, the Seller is party to a securitization facility pursuant to which the Seller sells receivables to Outfront Media Receivables LLC (“Outfront Receivables”) and receives the purchase price therefor consisting of a combination of cash, capital contributions and indebtedness under the Seller Note issued by Outfront Receivables to the Seller; and
WHEREAS, Buyer has agreed to provide the Seller with a facility under which Buyer will enter into certain sale and repurchase agreements with the Seller with respect to the Seller Note.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.
1.Interpretation.
1.1    Definitions. All capitalized terms used in this Framework Agreement (including its recitals, Exhibits and Schedules) shall, unless otherwise defined herein, have the respective meanings set forth in Schedule 1 hereto or, if not defined therein, in the Master Repurchase Agreement or, if not defined therein, in the Receivables Purchase Agreement.

1.2    Construction.

(a)The headings, sub-headings and table of contents in this Framework Agreement shall not affect its interpretation. References in this Framework Agreement to Sections,

Exhibits and Schedules shall, unless the context otherwise requires, be references to Sections of, and Exhibits and Schedules to, this Framework Agreement.

(b)Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender only shall include the other genders and words denoting persons shall include firms and corporations and vice versa.

(c)References to a Person are also to its permitted successors or assigns.

(d)References in this Framework Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended or varied or novated from time to time.

(e)References to an amendment include a supplement, novation, restatement or re-enactment, and “amend” and “amended” (or any of their derivative forms) will be construed accordingly.

(f)Reference to a time of day is a reference to New York City time.

(g)“Include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”

(h)“Hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Framework Agreement refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.

(i)References to a “writing” or “written” include any text transmitted or made available on paper or through electronic means.

(j)References to “$”, U.S. Dollars or otherwise to dollar amounts refer to the lawful currency of the United States.

(k)References to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.

2.    Transaction Agreements.
2.1    Agreements to be Executed at the Closing. Concurrently with this Framework Agreement, the Parties intend to execute the following additional agreements to which they are party:
(a)    the Master Repurchase Agreement;
(b)    the Fee Letter between Buyer and the Seller;

(c)    the No-Petition Letter between Buyer and the Securitization Agent;
(d)    the Exchange Agreement; and
(e)    the Guaranty.
3.    Closing; Closing Deliveries.
3.1    Closing. Subject to the terms and conditions of this Framework Agreement, the transactions contemplated in this Framework Agreement to occur concurrently with the execution hereof (other than the entry into any Confirmations) will take place at a closing (the “Closing”) to be held on the Effective Date at a mutually agreeable location or by the exchange of electronic documentation.
3.2    Seller Closing Deliverables. On or prior to the Closing, the Seller will deliver, or cause to be delivered, to Buyer:
(a)    an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party;
(b)    a counterpart of the Guaranty executed by Guarantor;
(c)    a certificate of the Secretary or an Assistant Secretary of the Seller, dated the Effective Date, certifying as to (i) the incumbency of the officers of the Seller executing the Transaction Agreements, (ii) attached copies of the Seller’s certificate of formation and operating agreement; and (iii) copies of all corporate approvals and consents of the Seller that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Transaction Agreements;
(d)    a certificate of the Secretary or an Assistant Secretary of Guarantor, dated the Effective Date, certifying as to (i) the incumbency of the officer(s) of Guarantor executing the Guaranty, (ii) attached copies of Guarantor’s articles of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of Guarantor that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Guaranty;
(e)    a customary legal opinion or opinions, in form and substance satisfactory to Buyer, with respect to the Seller opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of Applicable Law, absence of consents under Applicable Law and validity and perfection of security interests;
(f)    a customary legal opinion or opinions with respect to Guarantor opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with certain material agreements (including, for the avoidance of doubt, the Securitization

Facility Documents and the Credit Facility Documents), binding nature of obligations, absence of violations of Applicable Law and no consents under Applicable Law;
(g)    a favorable bring-down opinion as to true sale and non-consolidation matters with respect to the Outfront Parties and the transactions contemplated by the Securitization Facility Documents, delivered in accordance with Section 2(e) of the Securitization RPA Amendment and including MUFG, in its capacity as Buyer hereunder, as an addressee thereof;
(h)    results of a UCC lien search with respect to the Seller for the State where the Seller is organized as of a recent date;
(i)    confirmation of the filing of a UCC-3 financing statement amendment with respect to the UCC-1 financing statement filed by Morgan Stanley Senior Funding, Inc. against the Seller; and
(j)    fully prepared UCC-1 financing statements reflecting the security interests granted by the Seller under the Master Repurchase Agreement.
3.3    Buyer Closing Deliverables. On or prior to the Closing, Buyer will deliver to the Seller (i) an executed counterpart to each of the Transaction Agreements (including any Confirmations with respect to Transactions being entered into on the Effective Date) to which it is a party and (ii) a validly completed and duly executed copy of IRS Form W-8ECI.
3.4    Effective Date Transaction Deliverables. No later than 12:00 p.m. three Business Days prior to the Effective Date, Seller will deliver to Buyer (i) a duly completed Transaction Notice with respect to the initial Transactions proposed to be entered into on the Effective Date, (ii) fully-completed forms of Confirmations for such Transactions (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price), (iii) a copy of the pro-forma Information Package required to be delivered to the Securitization Agent pursuant to Section 2(f) of the Securitization RPA Amendment and (iv) a Purchase Report with respect to the Settlement Period ending July 31, 2018. Promptly following the entry into the initial Transactions on the Effective Date, the Seller shall deliver (or caused to be delivered) to Buyer the original executed version of the Seller Note.
4.    Transactions.
4.1    Requests for Transactions.
(a)    Transaction Notices. Seller may, from time to time during the Facility Term, deliver a written notice, substantially in the form attached hereto as Exhibit A (a “Transaction Notice”) to Buyer requesting that Buyer enter into Transactions with respect to the Seller Note on a Monthly Date (or, if the Seller elects to terminate outstanding Transactions pursuant to Paragraph 3(c)(ii) of the Master Repurchase Agreement, on the effective date of such termination). Such notice (i) shall be delivered to Buyer not less than three (3) Business Days prior to the date of the proposed Transaction, (ii) shall include fully-completed forms of Confirmations for such Transactions (excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price),

and (iii) to the extent the proposed Purchase Date is a Monthly Date, shall be accompanied by copies of the Information Package and Purchase Report required to be delivered pursuant to the Securitization Facility Documents in respect of the most recently completed Settlement Period prior to such proposed Purchase Date.
(b)    Buyer’s Option to Proceed or Decline. Following receipt of a properly completed Transaction Notice and supporting documentation in accordance with Section 4.1(a), and so long as the proposed Transaction complies with the requirements set forth in Section 4.3, Buyer may, at its sole discretion, elect to either (i) enter into the proposed Transaction with the Seller on the terms set forth in the Transaction Notice (with such modifications as Buyer and Seller shall have agreed) by delivering to Seller finalized and executed Confirmations evidencing such Transaction and paying any applicable Funded Purchase Price in accordance with Section 4.1(c) below or (ii) decline Seller’s request to enter into such Transaction (in which case Buyer shall deliver written notice of such election on or before the proposed Purchase Date specified in the Transaction Notice). To the extent Buyer wishes to proceed with the Transaction, Buyer shall, no later than 2:00 p.m. on the Business Day immediately preceding the proposed Purchase Date, deliver to Seller a fully completed draft Confirmation with respect to the proposed Transaction. In the event Seller and Buyer disagree with respect to any portion of the draft Confirmation or in the event Buyer determines that any applicable Funding Conditions are not, or will not be, satisfied as of the relevant Purchase Date, Seller or Buyer (as applicable) shall promptly notify the other of the same, and Seller and Buyer shall, subject to Section 4.1(d), cooperate expeditiously and in good faith to resolve any such matters (to the extent the same are capable of being resolved).
(c)    Confirmation and Closings. In the event Buyer elects to enter into the proposed Transaction, Buyer shall, subject to satisfaction of the Funding Conditions, enter into such Transaction by executing and delivering to Seller a finalized Confirmation evidencing such Transaction in accordance with the Master Repurchase Agreement at or prior to the time of closing for such Transaction. Concurrently with its delivery of such Confirmation, Buyer shall pay the Funded Purchase Price (if any) for the Transaction in accordance with the terms of the Master Repurchase Agreement and applicable Confirmation, whereupon the Seller will sell and assign, and Buyer will purchase the Seller Note subject to such Transaction. The closing of any Transaction and payment of any Funded Purchase Price shall occur at or before 2:00 p.m. on the applicable Purchase Date (or such later time on such Purchase Date as Seller and Buyer may agree).
(d)    UNCOMMITTED ARRANGEMENT. THE SELLER AND BUYER ACKNOWLEDGE THAT THIS IS AN UNCOMMITTED ARRANGEMENT, AND THAT SELLER HAS NOT PAID, AND IS NOT REQUIRED TO PAY, A COMMITMENT FEE OR COMPARABLE FEE TO BUYER. PROPOSED TRANSACTIONS FOR THE SALE OF THE SELLER NOTE BY THE SELLER SHALL BE REQUESTED AT THE SELLER’S SOLE AND ABSOLUTE DISCRETION, AND ACCEPTANCE OF ANY SUCH REQUESTS AND ENTRY INTO ANY SUCH TRANSACTIONS BY BUYER SHALL BE AT BUYER’S SOLE AND ABSOLUTE DISCRETION.
4.2    [Reserved].
4.3    Funding Conditions.

(a)    The entry by Buyer into any Transaction on any Purchase Date shall be subject to satisfaction of the following conditions (in each case, as of such Purchase Date) (together, the “Funding Conditions”):
(i)    each of the items required to be delivered by the Seller pursuant to Section 3.2 shall have been delivered in accordance with the terms hereof;
(ii)    all amounts then due and owing by the Seller under the Fee Letter shall have been paid in full;
(iii)    solely with respect to any Transaction to be entered into on the Effective Date, each of the items required to be delivered to Buyer pursuant to Section 3.4 shall have been duly delivered in accordance with the terms thereof;
(iv)    with respect to any Transaction not referenced in clause (iii) above, the Transaction Notice for such Transaction together with the required Information Package and Purchase Report (to the extent such Purchase Date is a Monthly Date), shall have been duly delivered to Buyer in accordance with Section 4.1(a);
(v)    the Seller shall have delivered, or caused to be delivered, to Buyer a duly executed counterpart to the Confirmation for such Transaction;
(vi)    with respect to any Transaction not referenced in clause (iii) above, the Seller shall have delivered (or caused to be delivered) to Buyer the original executed version of the Seller Note (or if previously delivered, Buyer shall remain in possession thereof);
(vii)    each of the representations and warranties of Guarantor and the Seller (as applicable) set forth in the Transaction Agreements (giving effect to the entry into such Transaction) shall be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects);
(viii)    the Purchase Date for such Transaction shall be no later than the last Monthly Date occurring prior to the Facility Expiration Date;
(ix)    the payment of the applicable Funded Purchase Price (if any) for such Transactions would not cause the Outstanding Buyer Balance (after giving effect to such payment) to exceed the Maximum Buyer Balance;
(x)    the Outstanding Amount of the Seller Note subject to a Transaction shall equal or exceed the Purchase Price for such Transaction;
(xi)    Buyer shall have received the full amount of Funded Repurchase Price (if any) due and payable by the Seller on such Purchase Date;
(xii)    no Person (other than an Affiliate of MUFG) shall have replaced MUFG as Securitization Agent under the Receivables Purchase Agreement;

(xiii)    Seller shall not have withdrawn or been removed as an Originator under the Securitization Purchase Agreement; and
(xiv)    no Event of Default, Potential Event of Default or Securitization Facility Default (including any Purchase and Sale Termination Event) shall have occurred and be continuing.
4.4    Funding of Transaction Repurchase Prices. On each Repurchase Date for a Transaction on which the Funded Repurchase Price is payable by the Seller pursuant to the Transaction Agreements (including, for the avoidance of doubt, on the Facility Expiration Date), the Seller shall fund (or cause to be funded) the applicable Funded Repurchase Price for such Transaction by wire transfer of immediately available funds to the account of Buyer specified in Schedule 2, no later than 11:00 a.m. on such Repurchase Date.
5.    Representations and Warranties; Certain Covenants.
5.1    Representations and Warranties of Seller. The Seller represents to Buyer as of the Effective Date and each Purchase Date that:
(a)    Securitization Facility Compliance. The Securitization Purchase Agreement, the Receivables Purchase Agreement and the Securitization Guaranty are each in full force and effect.
(b)    Organization and Good Standing. The Seller has been duly organized in, and is validly existing as a limited liability company in good standing under the Applicable Laws of its jurisdiction of organization, with all requisite power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, except to the extent that such failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)    Due Qualification. The Seller is in good standing in the State of Delaware and has obtained all necessary licenses, approvals and qualifications, if any, in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualifications, licenses or approvals, except to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Power and Authority; Due Authorization. The Seller (i) has all necessary power and authority to (A) execute and deliver this Framework Agreement and the other Transaction Agreements to which it is a party in any capacity, (B) carry out the terms of and perform its obligations under the Transaction Agreements applicable to it, (C) enter into Transactions and sell and convey to Buyer the Seller Note on the terms and conditions provided herein and in the other Transaction Agreements, (D) repurchase and acquire from Buyer the Seller Note on the terms and conditions provided in the Transaction Agreements when and as provided thereunder and (ii) has duly authorized by all necessary limited liability company action the execution, delivery and performance of this Framework Agreement and the other Transaction Agreements to which it is a party.

(e)    Binding Obligations. This Framework Agreement constitutes, and each other Transaction Agreement to be signed by the Seller when duly executed and delivered by it will constitute, a legal, valid and binding obligation of it, enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
(f)    No Violation. The execution, delivery and performance by it of this Framework Agreement and the other Transaction Agreements to which it is a party will not (i) conflict with, result in any breach or (without notice or lapse of time or both) a default under, (A) the Seller’s Organizational Documents, (B) the Securitization Facility Documents, (C) the Credit Facility Documents or (D) any other indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, where such conflict, breach or default would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) result in the creation or imposition of any Adverse Claim (other than any Adverse Claim created in connection with this Framework Agreement and the other Transaction Agreements) upon any of its properties pursuant to the terms of any such indenture, loan agreement, asset purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or (iii) violate any Applicable Law applicable to it or any of its properties where such violation of Applicable Law would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.
(g)    No Proceedings. There are no actions, suits, proceedings, claims, disputes, or investigations pending, or to the Seller’s knowledge threatened in writing, before any Governmental Authority (i) asserting the invalidity of this Framework Agreement or any other Transaction Agreement to which it is a party, (ii) seeking to prevent the sale of the Seller Note or the consummation of the purposes of this Framework Agreement or of any of the other Transaction Agreements to which it is a party, or (iii) seeking any determination or ruling that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Seller of this Framework Agreement or any other Transaction Agreement to which it is a party or the transactions contemplated thereby, except for (i) the filing of the UCC financing statements referred to in the Master Repurchase Agreement, each of which, as of such Purchase Date, shall have been duly made and shall be in full force and effect and (ii) any filings required under applicable securities laws.
(i)    Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to its knowledge threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against it or its properties that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(j)    Accurate Reports. No Information Package, Purchase Report or any other information, exhibit, financial statement, document, book, record or report furnished by or on behalf of the Seller or any of its Affiliates to Buyer in connection with this Framework Agreement or any other Transaction Agreement: (i) was untrue or inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed in writing to Buyer at such time) as of the date so furnished; or (ii) when taken as a whole, contained when furnished any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances in which they were made not materially misleading; provided, however, that, with respect to projected or pro forma financial information and information of a general economic or industry specific nature, the Seller represents only that such information has been prepared in good faith based on assumptions believed by the Seller to be reasonable at the time of preparation.
(k)    Other Notes. Except for the Seller Note, no Subordinated Note has been issued by Outfront Receivables to the Seller or any other Person.
(l)    UCC Details. (i) The Seller’s true legal name as registered in the sole jurisdiction in which it is organized, the jurisdiction of such organization, its organizational identification number, if any, as designated by the jurisdiction of its organization, its federal employer identification number, if any, and (ii) the location of its chief executive office and principal place of business are specified in Schedule 3 to this Framework Agreement and the offices where the Seller keeps all its books and records relating to the Seller Note are specified in Schedule 3 (or at such other locations notified to Buyer in accordance with Section 5.3(k)). Except as described in Schedule 3, the Seller has no, and has never had any, trade names, fictitious names, assumed names or “doing business as” names and the Seller has never changed the location of its chief executive office or its true legal name, identity or corporate structure. The Seller is organized only in a single jurisdiction.
(m)    Tax Status. The Seller (i) has timely filed all federal, state and local tax returns required to be filed by it and (ii) has paid or caused to be paid all taxes and assessments due pursuant to such returns or received by it, respectively, other than taxes and assessments contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP and as to which no Adverse Claim (other than a Permitted Adverse Claim) exists, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(n)    Compliance with Applicable Law. The Seller has complied with all Applicable Law, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(o)    No Adverse Change. Since December 31, 2017, there has been no event or occurrence that has caused, or would reasonably be expected to cause, a Material Adverse Effect.
(p)    Financial Condition. All financial statements of Guarantor and its consolidated Subsidiaries delivered in connection with this Framework Agreement or any other Transaction Agreement were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the financial condition of Guarantor and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of quarterly financial statements, to changes resulting from normal year-end adjustments and the absence of footnotes.
(q)    Investment Company Act. The Seller is not required to register as an “investment company” under (and as defined in) the Investment Company Act.
(r)    ERISA. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Seller and its respective ERISA Affiliates (i) have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Pension Plan; (ii) are in compliance in all material respects with the applicable provisions of ERISA and the Code with respect to each Pension Plan; (iii) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA, other than a liability to the PBGC for premiums under Section 4007 of ERISA already paid or not yet due; (iv) have not incurred any liability to the PBGC or to any Pension Plan under Title IV of ERISA with respect to a plan termination under Section 4041 of ERISA; and (v) have not incurred any Withdrawal Liability to a Multiemployer Plan. No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities under Title IV of ERISA.
(s)    No Defaults. No event has occurred and is continuing and no condition exists, or would result from the entry into the proposed Transactions on the applicable Purchase Date, that constitutes or would reasonably be expected to constitute an Event of Default, Potential Event of Default or Securitization Facility Default.
(t)    Solvent. The Seller is Solvent as of such date.
(u)    Policies and Procedures. Policies and procedures have been implemented and maintained by or on behalf of the Seller that are designed to achieve compliance by the Seller and its Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions giving due regard to the nature of such Person’s business and activities, and the Seller and its Subsidiaries and their respective officers and employees and, to the knowledge of the Seller, its officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established by the Transaction Agreements, are in compliance with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(v)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. (i) None of the Seller or any of its Subsidiaries, or, to the knowledge of the Seller, any of its directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established by the Transaction Agreements is a Sanctioned Person, (ii) none of the Seller or any of its Subsidiaries is organized or resident in a Sanctioned Country and (iii) the Seller has not violated, been found in violation of or is under investigation by any Governmental Authority for possible violation of any Anti-Corruption Laws, Anti-Terrorism Laws or of any Sanctions.

(w)    Proceeds. No sale of the Purchased Note or use of proceeds thereof by the Seller in any manner will violate Anti-Corruption Laws, Anti-Terrorism Laws or applicable Sanctions.
5.2    Asset Representations and Warranties. The Seller represents and warrants to Buyer as of the applicable Purchase Date with respect to the Purchased Note that:
(a)    Satisfaction of Conditions. All of the applicable Funding Conditions have been satisfied or waived in writing as of such Purchase Date.
(b)    Binding Obligation. The Purchased Note is in full force and effect and constitutes a legal, valid and binding obligation of Outfront Receivables, enforceable against Outfront Receivables in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, or other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law and implied covenants of good faith and fair dealing. The Final Maturity Date under the Purchased Note has not occurred, and is not scheduled to occur, during the Transaction Period commencing on such Purchase Date.
(c)    Ownership. Immediately prior to the sale of the Purchased Note pursuant to the Transaction Agreements, and except to the extent the Purchased Note is already subject to an outstanding Transaction, Seller is the sole legal and beneficial owner of the Purchased Note and is entitled to sell and assign and is selling and assigning the Purchased Note, together with the collections with respect thereto and all rights thereunder, to Buyer free and clear from any Adverse Claim other than Permitted Adverse Claims.
(d)    Principal Balance. The Outstanding Amount of the Purchased Note as of the Purchase Date is equal or greater than the Purchase Price of the Transaction being entered into with respect to the Purchased Note as of such Purchase Date.
(e)    Records. The Seller has maintained records relating to the Purchased Note which are true and correct in all material respects and such records are held by the Seller.
(f)    Legal Proceedings. There is no Action pending or, to the knowledge of Seller, threatened against Seller or Outfront Receivables relating to the Purchased Note or which seeks the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Purchased Note or by the Transaction Agreements.
5.3    Certain Covenants. The Seller covenants with Buyer as follows:
(a)    Compliance with Applicable Laws, Etc. The Seller shall comply with all Applicable Laws with respect to it, the Seller Note, and the Securitization Facility Documents, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Performance and Compliance with Agreements. At its expense, the Seller shall timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Seller Note and the other Securitization Facility Documents.
(c)    Preservation of Existence. The Seller shall preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign organization in each jurisdiction except where the failure to qualify or preserve or maintain such existence, rights, franchises or privileges would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)    Keeping of Records and Books of Account; Delivery. The Seller shall keep and maintain books and records with respect to the Seller Note such that the Seller shall at all times know the Outstanding Amount thereof, including records of the date and amount of each advance thereunder and the date and amount of each payment with respect thereto. At any time after the occurrence of an Event of Default that has not been waived in accordance with this Framework Agreement, upon the request of Buyer, the Seller shall deliver (or cause to be delivered) to Buyer or its designee, all such books and records.
(e)    Location of Records. The Seller shall keep its chief place of business and chief executive office, and the offices where it keeps its books and records relating to the Seller Note (and all original documents relating thereto), at the address(es) of the Seller referred to in Schedule 3 or, such other location as Seller may designate upon thirty (30) days’ prior written notice to Buyer.
(f)    Insurance. The Seller shall maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Guarantor and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.
(g)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Seller shall ensure that policies and procedures are maintained and enforced by or on behalf of the Seller that are designed to promote and achieve compliance by the Seller and each of its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
(h)    No Sales, Adverse Claims, Etc. The Seller shall not, except as otherwise explicitly provided herein or in the other Transaction Agreements, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than a Permitted Adverse Claim) upon or with respect to the Purchased Note or any right to receive income or proceeds (other than the Purchase Price paid to the Seller hereunder) from or in respect thereof.
(i)    Extension or Amendment of Seller Note. The Seller shall not (i) extend, amend, waive, cancel, forgive or otherwise modify the Seller Note, any portion thereof, or any payment term or condition thereunder (as the case may be) or (ii) at any time during the Transaction Period for an outstanding Transaction, withdraw or permit itself to be removed as an Originator under the Securitization Purchase Agreement unless, prior to or concurrently with such withdrawal or removal (x) all outstanding principal and accrued interest owing to the Seller under the Seller Note is prepaid in full, and (y) the Seller fully complies with Section 5.3(q) of this Framework Agreement in connection with such prepayment (including making any Margin Payments when and as required pursuant to Paragraph 4(c) of the Master Repurchase Agreement).
(j)    Mergers, Sales, Etc. The Seller shall not consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets as an entirety to any Person, unless in the case of any merger or consolidation (i) the Seller shall be the surviving entity and (A) no Change in Control shall result and (B) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom or (ii) (A) the surviving entity shall be an entity organized or existing under the laws of the United States, any state or commonwealth thereof, the District of Columbia or any territory thereof, (B) the surviving entity shall execute and deliver to Buyer an agreement, in form and substance reasonably satisfactory to Buyer, containing an assumption by the surviving entity of the due and punctual performance and observance of each obligation, covenant and condition of the Buyer under this Framework Agreement, (C) no Change in Control shall result, (D) Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Buyer, that its obligations under the Guaranty shall apply to the surviving entity, (E) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (F) Buyer receives such additional certifications, documents, instruments, agreements and opinions of counsel as it shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements.
(k)    Change in Organization, Etc. The Seller shall not, without the prior written consent of Buyer, (i) change its jurisdiction of organization or its name, identity or corporate structure or (ii) make any other change such that any financing statement filed or other action taken to perfect Buyer’s interests under the Transaction Agreements, as applicable, would become seriously misleading or would otherwise be rendered ineffective, unless (i) no Event of Default or Potential Event of Default has occurred and is continuing or would result immediately after giving effect thereto, (ii) no Change in Control shall result, (iii) Guarantor reaffirms in a writing, in form and substance reasonably satisfactory to Buyer, that its obligations under the Guaranty shall apply to the new entity and (iv) Buyer has received such certificates, documents, instruments, agreements and opinions of counsel as they shall reasonably request, including as to the necessity and adequacy of any new UCC financing statements or amendments to existing UCC financing statements. The Seller shall at all times maintain its jurisdiction of organization and its chief executive office within a jurisdiction in the United States of America in which Article 9 of the UCC is in effect.
(l)    Actions Impairing Quality of Title. The Seller shall not take any action that could reasonably be expected to cause the Seller Note or any rights to the proceeds thereof not to be owned by it free and clear of any Adverse Claim (other than Permitted Adverse Claims); or take any action that could reasonably be expected to cause Buyer not to have a valid ownership interest or first priority perfected security interest in the Seller Note and, to the extent such security interest can be perfected by filing a financing statement, all cash proceeds of any of the foregoing, in each case, free and clear of any Adverse Claim (other than a Permitted Adverse Claim); or suffer the existence of any valid and effective financing statement or other instrument similar in effect covering the Seller Note or any proceeds thereof on file in any recording office except such as may be filed in favor of Buyer in accordance with any Transaction Agreements.
(m)    Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions. The Seller shall not use or permit Guarantor or its or Guarantor’s Subsidiaries or their respective directors, officers, employees or agents to use, the proceeds of any Transaction entered into pursuant to the Transaction Agreements (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any Sanctions, or (C) in any other manner that would result in liability to any Indemnified Person under any applicable Sanctions or result in the violation of any Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions.
(n)    Taxes. Subject to the provision by Buyer of the IRS Form W-8ECI in accordance with Section 3.3 and any other relevant tax forms and related documentation necessary for Seller to determine any reduction or exemption from withholding Taxes (including, without limitation, withholding Taxes under FATCA), the Seller will pay all relevant Taxes (other than Excluded Taxes) with respect to payments made under this Agreement and make all relevant returns in respect of Taxes in relation to the Seller Note (for the avoidance of doubt, other than such returns that Seller does not have the legal obligation to file) and the Seller shall indemnify and hold Buyer harmless from and against any such Taxes (for the avoidance of doubt, other than Excluded Taxes).
(o)    Notice of Certain Events. The Seller shall provide Buyer with prompt notice upon a Responsible Officer becoming aware of (i) any Event of Default or Potential Event of Default or (ii) the occurrence or existence of any event or circumstances that could reasonably be expected to have a Material Adverse Effect.
(p)    Information Required by Governmental Authorities. Subject to applicable Laws prohibiting or limiting such disclosure or provision of such information, documents, records or reports, the Seller shall provide Buyer promptly, from time to time upon request, such information, documents, records or reports relating to the Seller or the Seller Note as Buyer (or its assigns) may be required by a Governmental Authority to obtain; provided, that Buyer shall use commercially reasonable efforts to maintain the confidentiality of such information, documents, records or reports to the extent consistent with Applicable Law, the Seller’s normal privacy and confidentiality procedures.
(q)    Margin Reporting; Payments. On or before any day during any Transaction Period for any outstanding Transaction on which the Seller is to receive any prepayment on account of principal owing under the Purchased Note (other than the applicable Purchase Date for such Transaction), the Seller (i) shall recalculate the Outstanding Amount of the Purchased Note as of such day (after giving effect to such prepayment); (ii) based on such recalculation, shall notify Buyer in writing promptly (but in any event prior to the Seller’s receipt of such prepayment) if such prepayment is expected to decrease the Outstanding Amount of the Purchased Note to an extent sufficient to result in a Margin Deficit exceeding the applicable threshold specified in Paragraph 4(e) of Annex I to the Master Repurchase Agreement; and (iii) if such be the case, shall make the corresponding Margin Payment to Buyer on such date concurrently with (or immediately following) the Seller’s receipt of such prepayment in accordance with Paragraph 4(c) of the Master Repurchase Agreement.
(r)    Delivery of Financial Statements and other Documents. The Seller shall deliver (or cause to be delivered) to Buyer (i) concurrently with the delivery to the Securitization Agent as required thereunder, copies of each of the items described in Section 5.3(a) of the Securitization Purchase Agreement concurrently with the delivery thereof to the Securitization Agent pursuant thereto, (ii) reasonably promptly following Buyer’s request therefor, each of the following: (A) the Outstanding Amount of the Seller Note, (B) the Buyer’s Net Worth and (C) such other information regarding the Seller Note and the business and financial condition of Outfront Receivables as Buyer shall reasonably request and (iii) promptly upon Buyer’s reasonable request therefor, copies of any other notices, reports, documentation or information required to be furnished to the Securitization Agent pursuant to Section 5.3 of the Securitization Purchase Agreement. Notwithstanding the foregoing, the obligations in Section 5.3(r)(i) may be satisfied with respect to financial information of Guarantor and its Subsidiaries by furnishing Guarantor’s Annual Report on Form 10-K or Quarterly Reports on Form 10-Q filed with the SEC and, to the extent not included in the relevant 10-K, a related Accounting Opinion.
(s)    Evading and Avoiding. Neither the Seller nor any of its Subsidiaries or any director, officer, employee, agent or other Person acting on behalf of the Seller or any of its Subsidiaries in any capacity in connection with or directly benefitting from the Transaction Agreements will engage in, or will conspire to engage in, any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
6.    [Reserved.]
7.    Certain Calculations.
7.1    Certain Calculations. Buyer shall calculate the Funded Purchase Prices, Funded Repurchase Prices, the Outstanding Buyer Balance, the amounts of any fees payable under the Fee Letter and all other amounts to be calculated under the Transaction Agreements (except as set forth below), as well as any adjustments thereto, which calculations shall be conclusive absent manifest error. Upon the reasonable request of Seller, Buyer shall provide Seller with such calculations.
8.    Indemnification.
8.1    Seller’s Indemnity.
(a)    General Indemnity. Without limiting any other rights which any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify and hold harmless Buyer, Buyer’s Affiliates and all of their respective successors, transferees, participants and assigns, and all officers, members, managers, directors, shareholders, employees and agents of any of the foregoing (each an “Indemnified Person”), from and against any and all claims, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Framework Agreement or any other Transaction Agreement, any of the transactions contemplated thereby, or the ownership, maintenance or purchasing of the Purchased Note, or any actions or inactions of any Outfront Party; excluding however (a) Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that the Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Indemnified Person seeking indemnification or any material breach of the obligations of the Indemnified Person under the Transaction Agreements and (b) Taxes (other than Taxes that represent losses, claims, damages etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand to each Indemnified Person any and all amounts necessary to indemnify the Indemnified Person from and against any and all Indemnified Amounts relating to or resulting from any of the following (but excluding Indemnified Amounts and Taxes described in clauses (a) and (b) above (other than the Taxes specifically enumerated in clause (xii) below)):
(i)    the transfer by the Seller of any interest in the Purchased Note or any proceeds thereof, other than in connection with Transactions entered into with Buyer pursuant to the Transaction Agreements;
(ii)    any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Framework Agreement, any of the other Transaction Agreement, any Information Package, Purchase Report or any other information or report delivered by or on behalf of the Seller pursuant hereto, which shall have been untrue, false or incorrect when made or deemed made;
(iii)    the failure of the Seller or the Securitization Servicer to comply with the terms of any Transaction Agreement, the Seller Note, any Securitization Documents or any Applicable Law, or the nonconformity of the Seller Note with any such Applicable Law;
(iv)    the lack of an enforceable ownership interest or a first priority perfected security interest in the Purchased Note transferred by the Seller, or purported to be transferred by the Seller, to Buyer pursuant to the Transaction Agreements against all Persons (including any bankruptcy trustee or similar Person);
(v)    any attempt by any Person to void the transfers by the Seller contemplated hereby under statutory provisions or common law or equitable action;
(vi)    the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the Purchased Note transferred by the Seller, or purported to be transferred by the Seller, to Buyer pursuant to the Transaction Agreements, whether as of the applicable Purchase Date or at any subsequent time;

(vii)    any dispute, claim, offset, defense (other than discharge in bankruptcy), or other similar claim or defense of Outfront Receivables to the payment when due of the Purchased Note transferred, or purported to be transferred, by the Seller to Buyer pursuant to the Transaction Agreements (including a defense based on the Purchased Note not being a legal, valid and binding obligation of Outfront Receivables enforceable against it in accordance with its terms);
(viii)    any failure of the Seller or the Securitization Servicer to perform any of its duties or obligations arising under or in connection with the Purchased Note in accordance with the provisions thereof or of any of the other Securitization Facility Documents;
(ix)    any suit or claim related to the Purchased Note transferred by the Seller, or purported to be transferred by the Seller, to Buyer pursuant to the Transaction Agreements;
(x)    any investigation, litigation or proceeding (actual or threatened) related to this Framework Agreement or any other Transaction Agreement or the use of proceeds of any purchase hereunder or in respect of the Purchased Note;
(xi)    any failure of the Seller to comply with its covenants, obligations and agreements contained in this Framework Agreement or any other Transaction Agreement;
(xii)    any Taxes (other than Excluded Taxes) imposed upon any Indemnified Person or upon or with respect to the Purchased Note transferred by the Seller, or purported to be transferred by the Seller, to Buyer pursuant to the Transaction Agreements arising by reason of the purchase or ownership of the Purchased Note (or of any interest therein);
(xiii)    any inability of the Seller to transfer the Purchased Note as contemplated under the Transaction Agreements; or
(xiv)    the violation or breach by the Seller of any confidentiality provision, or of any similar covenant of non-disclosure, with respect to the Purchased Note.
(b)    After-Tax Basis. Indemnification in respect of Taxes described in clause (xii) above shall be in an amount necessary to make any Indemnified Person whole after taking into account any tax consequences to the Indemnified Person of the payment of the indemnity provided hereunder, including the effect of such payment on the amount of Tax measured by net income or profits which is or was payable by the Indemnified Person.
8.2    Contribution. If for any reason the indemnification provided above in this Article 8 is unavailable to an Indemnified Person or is insufficient to hold an Indemnified Person harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Person on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Person as well as any other relevant equitable considerations.
9.    Miscellaneous.
Except as otherwise expressly set forth in a Transaction Agreement, the following will apply to all Transaction Agreements:
9.1    Further Assurances. Seller agrees that from time to time it will promptly execute and deliver such other documents and instruments, all instruments and documents, and take all further action that Buyer may reasonably request, to carry out the purpose and intent of the Transaction Agreements, including in order to perfect, protect or more fully evidence Buyer’s interest in the Purchased Note and any proceeds thereof.
9.2    Expenses. In addition to its obligations under Article 8 hereof, the Seller agrees to pay on demand:
(a)    all reasonable and documented out-of-pocket costs and expenses incurred by Buyer in connection with:
(i)    the negotiation, preparation, execution and delivery of any amendment of or consent or waiver under any of the Transaction Agreements (whether or not consummated), or the enforcement of, or any actual or claimed breach of, this Framework Agreement or any of the other Transaction Agreements, including reasonable Attorney Costs and reasonable accountants’, auditors’, and consultants’ fees and expenses to any of such Persons and the fees and charges of any nationally recognized statistical rating organization or any independent accountants, auditors, consultants or other agents incurred in connection with any of the foregoing or in advising Buyer as to its rights and remedies under any of the Transaction Agreements in connection with any of the foregoing; and
(ii)    the administration of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby, including reasonable Attorney Costs and reasonable accountants’, and consultants’ fees and expenses incurred in connection with the administration and maintenance of this Framework Agreement and the other Transaction Agreements and the transactions contemplated thereby; and
(b)    all stamp and other similar Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Framework Agreement or the other Transaction Agreements, and agrees to indemnify each Indemnified Person and their respective Affiliates for such Taxes and fees.
9.3    Entire Agreement. This Framework Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of the Transaction Agreements.

9.4    Order of Precedence. If there is a conflict between this Framework Agreement and any other Transaction Agreement, this Framework Agreement will control unless the conflicting provision of the other Transaction Agreement specifically references the provision of this Framework Agreement to be superseded.
9.5    Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of this Framework Agreement or any other Transaction Agreement, and no consent to any departure by the Seller therefrom, shall be effective unless in writing signed by Buyer and the Seller, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
9.6    Binding Effect. The Transaction Agreements will be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns.
9.7    Assignment. Except as provided in this Framework Agreement or any other Transaction Agreement, neither this Framework Agreement nor any other Transaction Agreement, respectively, may be assigned or otherwise transferred, nor may any right or obligation hereunder or under another Transaction Agreement be assigned or transferred by any Party without the consent of the other Parties; provided, that, subject to the terms of the No-Petition Letter, Buyer may transfer or assign any or all of the Transaction Agreements and its rights and obligations thereunder at any time during which an Event of Default has occurred and is continuing. Any permitted assignee shall assume all obligations of its assignor under this Framework Agreement and any other applicable Transaction Agreements. Any attempted assignment not in accordance with this Section 9.7 shall be void.
9.8    Notices. All notices, requests, demands, and other communications required or permitted to be given under any of the Transaction Agreements to any Party must be in writing delivered to the applicable Party at the following address:
If to Buyer:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attn:    Cecile Lopez Mora
Tel:    (212) 782-6434
E-Mail:    clopezmora@us.mufg.jp
With copy to:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attn:    Thomas Giuntini

Tel:    (646) 767-1368
E-Mail:    tgiuntini@us.mufg.jp
If to Outfront Media:
Outfront Media LLC
c/o OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, NY 10174
Attn: General Counsel; Chief Financial Officer
Tel: (212) 297-6400
Fax: (212) 297-6552
Email: richard.sauer@outfrontmedia.com; matthew.siegel@outfrontmedia.com

With a copy to Purchaser and Administrative Agent at their respective addresses set forth in the Receivables Purchase Agreement or to such other address as such Party may designate by written notice to each other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three (3) days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one (1) Business Day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (v) if sent by e-mail, upon acknowledgement of receipt by the recipient.

9.9    GOVERNING LAW. THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
9.10    Jurisdiction. Each Party hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Framework Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 9.8 or at such other address which has been designated in accordance therewith; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Applicable Law or shall limit the right to sue in any other jurisdiction.
9.11    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF ANY TRANSACTION AGREEMENTS. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO ANY OF THE TRANSACTION AGREEMENTS.
9.12    Severability. If any provision of a Transaction Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law, and the remainder of the applicable Transaction Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by Applicable Law.
9.13    Survival. The provisions of Article 6, Article 7, Article 8 and this Article 9 shall survive any termination or expiration of this Framework Agreement and any of the other Transaction Agreements.
9.14    Counterparts. The Transaction Agreements and any document related to the Transaction Agreements may be executed by the Parties on any number of separate counterparts, by facsimile or email, and all of those counterparts taken together will be deemed to constitute one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same document. A facsimile or portable document format (“.pdf”) signature page will constitute an original for the purposes of this Section 9.14.

9.15    USA Patriot Act. Buyer hereby notifies the Seller that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Buyer may be required to obtain, verify and record information that identifies Guarantor and the Seller, which information includes the name, address, tax identification number and other information regarding the Guarantor and the Seller that will allow Buyer to identify such Persons in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. The Seller agrees to provide Buyer, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
9.16    Right of Setoff. The Buyer is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Default, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Buyer (including by any branches or agencies of the Buyer) to, or for the account of the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured); provided that Buyer shall notify the Seller promptly following such setoff.
9.17    Tax Treatment. Buyer acknowledges that the Seller will treat the Transactions effected by the Transaction Agreements for U.S. federal and state tax purposes as loans by Buyer secured by the applicable Collateral. Buyer agrees to prepare its U.S. federal and state tax returns, if required, in a manner consistent with the foregoing unless otherwise required by a change in law occurring after the Effective Date, a closing agreement with an applicable tax authority or a judgment of a court of competent jurisdiction.
9.18    Register. Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each assignment or participation of its rights hereunder and a register for the recordation of the names and addresses of the Persons that become privy to those rights hereto and, with respect to each such Person, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement.  The Register shall be available for inspection by the Parties at any reasonable time and from time to time upon reasonable prior notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.
Buyer:

MUFG Bank, Ltd.

By: /s/ Thomas Giuntini
Name: Thomas Giuntini
Title: Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.
Seller:

Outfront Media LLC

By: /s/ Jonathan D. Karabas
Name: Jonathan D. Karabas
Title: Treasurer

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

[Signature Page to Master Framework Agreement]

SCHEDULE 1
DEFINITIONS
As used in the Transaction Agreements, the following terms have the following meanings unless otherwise defined in any Transaction Agreement:
“Action” means any suit in equity, action at law or other judicial or administrative proceeding conducted or presided over by any Governmental Authority.
“Adverse Claim” means any claim of ownership or any Lien; it being understood that any such claim or Lien in favor of, or assigned to, Buyer under the Transaction Agreements shall not constitute an Adverse Claim.
“Affiliate” means, with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Outfront Party or any of their respective Subsidiaries from time to time concerning or relating to bribery or corruption including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Terrorism Laws” means each of: (a) the Executive Order; (b) the PATRIOT Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956 and any successor statute thereto; (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada); (e) the Bank Secrecy Act, and the rules and regulations promulgated thereunder; and (f) any other Applicable Law of the United States, Canada or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent: (i) terrorism or (ii) the funding or support of terrorism or (iii) money laundering.
“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Framework Agreement.

Schedule 1 to Master Framework Agreement

“Attorney Costs” means and includes all reasonable and documented fees, costs, expenses and disbursements of any law firm or other external counsel.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in New York City, New York.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s Net Worth” has the meaning set forth in the Securitization Purchase Agreement.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Change in Control” has the meaning set forth in the Receivables Purchase Agreement.
“Closing” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended or otherwise modified from time to time.
“Collateral” has the meaning set forth in the Master Repurchase Agreement.
“Confirmation” has the meaning set forth in the Master Repurchase Agreement.
“Credit Agreement” means that certain Credit Agreement, dated as of January 31, 2014, as amended by Amendment No. 1, dated as of July 21, 2014 and Amendment No. 2, dated as of March 16, 2017, among Outfront Media Capital LLC and Outfront Media Capital Corporation, as borrowers, Outfront Media Inc., the other guarantors party thereto from time to time, Morgan Stanley Senior Funding, Inc. (as successor to Citibank, N.A.), as administrative agent, collateral agent and swing line lender, and the other lenders party thereto from time to time.
“Credit Facility Documents” has the meaning ascribed to the term “Loan Documents” in the Credit Agreement.
“Current Transactions” means, as of any time of determination, each of the Transactions, if any, outstanding under the Master Repurchase Agreement at such time of determination.
“Effective Date” has the meaning set forth in the Preamble.
“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:
(a)    (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, examinership, reorganization, debt

Schedule 1 to Master Framework Agreement

arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, examiner, assignee, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any Applicable Law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; or (ii) an order for relief in respect of such Person shall be entered in an involuntary case under federal bankruptcy laws or other similar Applicable Laws now or hereafter in effect; or
(b)    such Person (i) shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or (ii) shall consent to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or (iii) shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors (or any board or Person holding similar rights to control the activities of such Person) shall vote to implement any of the foregoing.
“Event of Default” means any of the following:
(a)    the Seller or Guarantor shall have failed to pay any Repurchase Price (other than the portion thereof attributable to Price Differential) or Margin Payment in respect of any Transaction when and as the same shall become due and payable, and such failure shall continue unremedied for a period of one (1) or more Business Days;
(b)    the Seller or Guarantor shall have failed to pay any portion of Repurchase Price attributable to Price Differential, any fee required to be paid under the Fee Letter or any other amounts owing under any Transaction Agreement (other than amounts specified in clause (a) of this definition), in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;
(c)    the Seller shall fail to observe or perform any covenant or agreement set forth in Section 5.3(h), Section 5.3(i), Section 5.3(l), Section 5.3(o) or Section 5.3(q) (excluding clause (iii) thereof) of this Framework Agreement;
(d)    Guarantor or the Seller shall fail to observe or perform any covenant, condition or agreement contained in this Framework Agreement or any other Transaction Agreement (excluding any covenants, conditions or agreements specified in clauses (a), (b) or (c) of this definition) and such failure shall continue unremedied for a period of 30 days after a Responsible Officer of Guarantor or the Seller becomes aware of such failure;
(e)    any representation or warranty made or deemed made by or on behalf of Seller or Guarantor in or in connection with this Framework Agreement or any other Transaction Agreement shall prove to have been incorrect in any material respect when made or deemed made;

Schedule 1 to Master Framework Agreement

(f)    Buyer shall cease to have a perfected security interest in any Collateral granted by the Seller pursuant to the Master Repurchase Agreement, except to the extent released in accordance with, or in connection with a disposition permitted under, the Transaction Agreements;
(g)    an Event of Bankruptcy shall occur with respect to Guarantor or the Seller;
(h)    the Guaranty shall cease to be in full force and effect, or its validity or enforceability shall be disputed by any Outfront Party; or
(i)    an “event of default” or similar event (including a Purchase and Sale Termination Event) shall occur and be continuing under the Securitization Purchase Agreement, the Receivables Purchase Agreement or the Credit Agreement.
“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Seller and Outfront Receivables.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Indemnified Person or required to be withheld or deducted from a payment to an Indemnified Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Indemnified Person being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Indemnified Person pursuant to a law in effect on the Effective Date, (c) Taxes attributable to such Indemnified Person’s failure to provide relevant IRS forms and related documentation, and (d) any Taxes imposed pursuant to FATCA.
“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“Facility Expiration Date” means the Scheduled Facility Expiration Date in effect from time to time; provided, that (i) the Facility Expiration Date shall be deemed to have occurred on the first date (if any) upon which (x) the Termination Date occurs under the Receivables Purchase Agreement or (y) an Event of Bankruptcy occurs with respect to Guarantor or the Seller; and (ii) on any Business Day (x) during which an Event of Default has occurred and is continuing or (y) on or after which any Person (other than an Affiliate of MUFG) has replaced MUFG as Securitization Agent under the Receivables Purchase Agreement, Buyer may deliver a written notice to Seller terminating the Facility Term, in which case the Facility Expiration Date shall be deemed to occur on the date of such delivery.
“Facility Term” means the period beginning on the Effective Date and ending on the Facility Expiration Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Framework Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof,

Schedule 1 to Master Framework Agreement

any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices implemented to give effect to any such intergovernmental agreements.
“Fee Letter” means that certain Fee Letter Agreement dated as of the Effective Date, by and between Buyer and the Seller.
“Final Maturity Date” has the meaning set forth in the Seller Note.
“Framework Agreement” has the meaning set forth in the Preamble.
“Funded Purchase Price” means, with respect to any Transactions entered into (or proposed to be entered into) under the Master Repurchase Agreement on any Purchase Date, the excess, if any, of (a) the sum of the Purchase Prices for such Transactions over (b) the sum of the Repurchase Prices under any Transactions previously entered into under the Master Repurchase Agreement whose Repurchase Dates coincide with such Purchase Date, excluding any portion of such Repurchase Prices which are not permitted to be netted against Purchase Prices for subsequent Transactions entered into on such Purchase Date in accordance with Paragraph 12 Annex I to the Master Repurchase Agreement.
“Funded Repurchase Price” means, with respect to any Transactions under the Master Repurchase Agreement expiring on any Repurchase Date, the excess of (a) the sum of the Repurchase Prices for each such Transaction over (b) the sum of the amounts of any Purchase Prices under any subsequent Transactions entered into under the Master Repurchase Agreement whose Purchase Date coincides with such Repurchase Date which are netted against such Repurchase Prices in accordance with Paragraph 12 of such Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to such Master Repurchase Agreement).
“Funding Conditions” has the meaning set forth in Section 4.3(a).
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied.
“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, court, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means Outfront Media Inc., a Maryland corporation.

Schedule 1 to Master Framework Agreement

“Guaranty” means that certain Guaranty, dated as of the Effective Date, executed by Guarantor in favor of Buyer.
“Indemnified Amounts” has the meaning set forth in Section 8.1.
“Indemnified Person” has the meaning set forth in Section 8.1.
“Information Package” has the meaning set forth in the Receivables Purchase Agreement.
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, charge, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement, preferential arrangement or similar agreement or arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
“Margin Deficit” has the meaning set forth in the Master Repurchase Agreement.
“Margin Payment” means any cash transferred by or on behalf of a Seller to Buyer as required pursuant to Paragraph 4(a) of the Master Repurchase Agreement.
“Master Repurchase Agreement” means that certain Master Repurchase Agreement dated as of September 6, 2018, between Outfront Media and Buyer, including Annex I thereto (and as amended thereby).
“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:
(a)    (i) if a particular Person is specified, the ability of such Person to perform its obligations under this Framework Agreement or any other Transaction Agreement or (ii) if a particular Person is not specified, the ability of any Outfront Party to perform its obligations under this Framework Agreement or any other Transaction Agreement;
(b)    (i) the validity or enforceability against any Outfront Party of any Transaction Agreement or (ii) the value, validity, enforceability or collectability of the Purchased Note subject to a Transaction thereunder;
(c)    the status, existence, perfection, priority, enforceability or other rights and remedies of Buyer under the Transaction Agreements or associated with any Collateral; or
(d)    (i) if a particular Person is specified, the business, assets, operations or financial condition of such Person and its Subsidiaries taken as a whole or (ii) if a particular Person is not specified, the business, assets, operations or financial condition of the Outfront Parties and their Subsidiaries taken as a whole.
“Maximum Buyer Balance” means $75,000,000.

Schedule 1 to Master Framework Agreement

“Monthly Date” means each of (i) the Effective Date and (ii) the 17th day of each calendar month occurring during the Facility Term (or if such day is not a Business Day, the next occurring Business Day).
“MUFG” has the meaning set forth in the Preamble.
“No-Petition Letter” means that certain Letter Agreement, dated as of September 6, 2018, between Buyer and the Securitization Agent.
“OFAC” has the meaning set forth in the definition of Sanctioned Person.
“Organizational Documents” means a Party’s articles or certificate of incorporation and its by-laws or similar governing instruments required by the laws of its jurisdiction of formation or organization.
“Originator” has the meaning set forth in the Securitization Purchase Agreement.
“Other Connection Taxes” means, with respect to any Indemnified Person, Taxes imposed as a result of a present or former connection between such Indemnified Person and the jurisdiction imposing such Tax (other than connections arising from such Indemnified Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Agreement, or sold or assigned an interest in the Purchased Note or any Transaction Agreement).
“Outfront Facility Administration Officer” means any officer of any Outfront Party that is responsible for the administration of the obligations of any Outfront Party under this Framework Agreement or any other Transaction Agreement, including J.D. Karabas and any other officer of any Outfront Party that assumes any of his administration obligations with respect to the Transaction Agreements.
“Outfront Media” has the meaning set forth in the Preamble.
“Outfront Party” means the Seller, Outfront Receivables and Guarantor.
“Outfront Receivables” means Outfront Media Receivables LLC, a Delaware limited liability company.
“Outstanding Amount” means, with respect to the Seller Note at any given time, the outstanding principal balance of the Seller Note as of such time.
“Outstanding Buyer Balance” means, as of any time of determination, the excess, if any, of (x) the aggregate amount of Funded Purchase Price funded by Buyer and applied to Purchase Price under the Master Repurchase Agreement over (y) the aggregate Funded Repurchase Price (or Margin Payments) paid by or on behalf of the Seller (excluding any such amounts of Funded Repurchase Price attributable to payments of Price Differential) to Buyer, in each case, in connection with the Current Transactions and all prior Transactions as of such time of determination.

Schedule 1 to Master Framework Agreement

“Party” and “Parties” have the meaning set forth in the Preamble.
“PATRIOT Act” has the meaning set forth in Section 9.15.
“Permitted Adverse Claim” means any Adverse Claim (i) created pursuant to the Transaction Agreements, (ii) that constitutes an inchoate lien in respect of Taxes that are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP, but only so long as no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and the use and value of the property to which the liens attach are not impaired during the pendency of such proceedings or (iii) as to which no enforcement action, execution, levy or foreclosure proceeding shall have been commenced or threatened and that secure the payment of taxes, assessments or governmental charges or levies, if and only to the extent the same are either (x) not yet due and payable or (y) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP.
“Person” means a natural individual, partnership, sole proprietorship, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, any Governmental Authority or any other entity of whatever nature.
“Potential Event of Default” means the occurrence of any event that, with the giving of notice or lapse of time, would become an Event of Default.
“Price Differential” has the meaning set forth in the Master Repurchase Agreement.
“Pricing Rate” has the meaning set forth in the Master Repurchase Agreement.
“Purchase and Sale Termination Event” has the meaning set forth in the Securitization Purchase Agreement.
“Purchase Date” has the meaning set forth in the Master Repurchase Agreement.
“Purchase Price” has the meaning set forth in the Master Repurchase Agreement.
“Purchase Report” has the meaning set forth in the Securitization Purchase Agreement.
“Purchased Note” means, as of any time with respect to any Transaction, the Seller Note transferred, or purported to be transferred, to Buyer pursuant to such Transaction.
“Receivables Purchase Agreement” means the Receivables Purchase Agreement, dated June 30, 2017, by and among Outfront Receivables, as seller, Outfront Media LLC, as initial servicer, Gotham Funding Corporation, as a conduit purchaser, and MUFG Bank, Ltd., as a committed purchaser, as group agent for the MUFG Group, and as administrative agent, as such agreement may be amended, supplemented or otherwise modified from time to time.
“Repurchase Date” has the meaning set forth in the Master Repurchase Agreement.

Schedule 1 to Master Framework Agreement

“Repurchase Price” has the meaning set forth in the Master Repurchase Agreement.
“Responsible Officer” means the chief executive officer, president, general counsel, any vice president, the chief financial officer, the controller, the treasurer or the assistant treasurer or other similar officer of the applicable Outfront Party or any Outfront Facility Administration Officer.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions, including as of the Effective Date, Cuba, Crimea (Ukraine), Iran, Syria and North Korea.
“Sanctioned Person” means, at any time, (a) any Person currently the subject or the target of any Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (or any successor thereto) or the U.S. Department of State, or as otherwise published from time to time; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country; (d) with whom engaging in trade, business or other activities is otherwise prohibited or restricted by Sanctions; or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sanctions” means the laws, rules, regulations and executive orders promulgated or administered to implement economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the United States government, including those administered by OFAC, the US State Department, the US Department of Commerce, (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or (c) by other relevant sanctions authorities to the extent compliance with the sanctions imposed by such other authorities would not entail a violation of Applicable Law.
“Scheduled Facility Expiration Date” means September 6, 2019.
“Securitization Facility Default” means, except to the extent arising solely as the result of an Event of Default or similar event occurring under the Transaction Agreements, any “Event of Default” or “Unmatured Event of Default”, in each case, as defined in the Receivables Purchase Agreement, without regard to any waiver granted with respect thereto under the terms of the Receivables Purchase Agreement.
“Securitization Facility Documents” has the meaning ascribed to the term “Transaction Documents” in the Receivables Purchase Agreement.
“Securitization Guaranty” has the meaning ascribed to the term “Performance Guaranty” in the Receivables Purchase Agreement.
“Securitization Purchase Agreement” means the Purchase and Sale Agreement, dated as of the June 30, 2017, by and among Seller as originator and as initial servicer, and Outfront Receivables, as buyer, as amended by the First Amendment thereto, dated as of September 6, 2018

Schedule 1 to Master Framework Agreement

(the “Securitization PSA Amendment”), and as such agreement may be further amended, supplemented or otherwise modified from time to time.
“Securitization PSA Amendment” has the meaning set forth in the definition of Securitization Purchase Agreement.
“Seller” has the meaning set forth in the Preamble.
“Seller Note” means that certain Subordinated Note dated as of September 6, 2018, issued by Outfront Receivables to Seller pursuant to Sections 2.2 and 2.3(e) of the Securitization Purchase Agreement and Section 2(b) of the Securitization PSA Amendment.
“Settlement Period” has the meaning set forth in the Receivable Purchase Agreement.
“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Subordinated Note” has the meaning set forth in the Securitization Purchase Agreement.
“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership, joint venture, limited liability company or similar entity of which (A) more than 50% of the voting interests or general partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
“Tax” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority and all interest, penalties, additions to tax and any similar liabilities with respect thereto.
“Termination Date” has the meaning set forth in the Receivables Purchase Agreement.

Schedule 1 to Master Framework Agreement

“Transaction” has the meaning set forth in the Master Repurchase Agreement.
“Transaction Agreements” means, collectively, (i) this Framework Agreement, (ii) each of the other agreements referred to in Section 2.1 hereof, (iii) the Guaranty, (iv) the Exchange Agreement and (v) each Confirmation entered into under the Master Repurchase Agreement during the Facility Term.
“Transaction Notice” has the meaning set forth in Section 4.1(a).
“Transaction Period” has the meaning set forth in the Master Repurchase Agreement.

Schedule 1 to Master Framework Agreement

SCHEDULE 2
BANK ACCOUNTS
Buyer:
Bank Name:    MUFG BANK, LTD.
City, State:    New York, NY
SWIFT Code:    BOTKUS33
ABA/Routing #:    026009632
Beneficiary Account Name:    MUFG BANK, LTD.
Beneficiary Account Number:    97770191
Ref:    Outfront

Seller:
Bank Name:    JPMORGAN CHASE BANK NA
City, State:    New York, NY
SWIFT Code:    CHASUS33
ABA/Routing #:    021-000-021
Beneficiary Account Name:    OUTFRONT MEDIA RECEIVABLES LLC
Beneficiary Account Number:    323-662021
Ref:

Schedule 2 to Master Framework Agreement

SCHEDULE 3
UCC DETAILS SCHEDULE

(1)	Outfront Media LLC:
(a)    Chief Executive Office

405 Lexington Avenue, 17th Floor
New York, NY 10174

(b)    Locations Where Records Are Kept

405 Lexington Avenue, 17th Floor
New York, NY 10174

(c)    Doing Business As Names; Changes in Location or Name

Name	Date
OS Baseline Inc., an Arizona corporation, Decade Communications Group, Inc., a Colorado corporation and Bench Advertising Company of Colorado, Inc., a Colorado corporation merged into Outdoor Systems, Inc., a Delaware corporation
June 24, 1998
Burma Acquisition Corp., a Delaware corporation merged into Outdoor Systems, Inc., a Delaware corporation	December 7, 1999
Outdoor Systems Inc. changed its name to Infinity Outdoor, Inc.	February 23, 2000
Infinity Outdoor, Inc. changed its name to Viacom Outdoor Inc.	August 28, 2001
Premere Media, Inc., an Illinois corporation merged into Vicom Outdoor Inc., a Delaware corporation	December 28, 2005
Viacom Outdoor Inc. changed its name to CBS Outdoor Inc.	December 29, 2005
National Advertising Company, a Delaware corporation merged into CBS Outdoor Inc., a Delaware corporation	December 22, 2006
OS Bus, Inc., a Georgia corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007

Schedule 3 to Master Framework Agreement

San Francisco Walls, Inc., a California corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
Outdoor Systems (New York), Inc., a New York corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
OS Florida, Inc., a Florida corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
Infinity Outdoor of Florida Holding Co., a Delaware corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
Infinity Outdoor of Florida Inc., a Florida corporation merged into CBS Outdoor Inc., a Delaware corporation	December 28, 2007
CBS Outdoor Inc. converted to a limited liability company, CBS Outdoor LLC	June 20, 2013
CBS Outdoor LLC changed its name to Outfront Media LLC	November 20, 2014

(d)    Federal Taxpayer ID Number

46-4042148

(e)    Jurisdiction of Organization

Delaware

(f)    True Legal Name

Outfront Media LLC

(g)    Organizational Identification Number

2337422

Schedule 3 to Master Framework Agreement

Exhibit A
Form of Transaction Notice
MUFG BANK, LTD.
RE:    Transaction under the Framework Agreement and the Master Repurchase Agreement
Ladies and Gentlemen:
This Transaction Notice is delivered to you pursuant to Section 4.1(a) of the Master Framework Agreement, dated as of September 6, 2018 (the “Framework Agreement”), by and among Outfront Media LLC, as seller (the “Seller”), and MUFG Bank. Ltd., as buyer (“Buyer”), and relating to repurchase transactions to be entered into pursuant to the terms of the Outfront Media Master Repurchase Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Framework Agreement.
Seller hereby requests in accordance with the terms of the Framework Agreement, a Transaction under the Master Repurchase Agreement with a proposed Purchase Price of $__________________; the Transaction to be entered into on the proposed Purchase Date of [●], and the Transaction to have a proposed Repurchase Date of [●]. [The proposed Transaction has a Purchase Price which is [equal to] [less than] [greater than] the $______ Funded Repurchase Price due on such proposed Purchase Date.] The proposed Purchase Prices for the Transactions is $__________________.
[Seller further requests that, pursuant to Paragraph 3(c)(ii) of the Master Repurchase Agreement (as amended by Annex I thereto), the current Transaction thereunder evidenced by the Confirmation dated as of [●] and originally scheduled to expire on [●] be instead terminated as of such proposed Purchase Date.]
Attached hereto is a form of Confirmation for such proposed Transaction, completed in accordance with Section 4.1(a) of the Framework Agreement.

________________________
To be used in connection with an early termination of Transactions by the Seller.

Exhibit A to Master Framework Agreement